OHIO EDISON SYSTEM

             SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN





















                            EFFECTIVE

                       September 29, 1985

                      Amended and Restated
                      as of January 1, 1996

                       OHIO EDISON SYSTEM
             SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


I.   Purpose
     -------
               The Supplemental Executive Retirement Plan (the "Plan") is part of an integrated executive compensation program that is intended to attract, retain, and motivate key senior Executives who are in positions to make significant contributions to the operation and profitability of Ohio Edison Company and its wholly-owned subsidiary Pennsylvania Power Company (collectively, the "Company") for the benefit of stockholders and customers. The Board of Directors of Ohio Edison Company (the "Board") or the Compensation Committee of the Board (the "Compensation Committee") may make the Plan applicable to other corporations or other entities affiliated with or subsidiary to the Company.

               The Plan provides for the payment of supplemental retirement, death, and disability benefits to or in respect of key senior Executives designated by the Chief Executive Officer of the Ohio Edison Company (the "Chief Executive Officer").

               The Chief Executive Officer shall appoint an
Administrative Committee (the "Committee") to administer this Plan. The Committee shall consist of three or more individuals with at least one member being an employee of Pennsylvania Power Company.

II.  Type and Level of Benefits
     --------------------------
          An Executive included in the Plan shall, subject to the terms and conditions set forth herein, be eligible to receive a supplemental benefit under the Plan after termination of employment due to retirement, death, disability or involuntary separation that is directly related to either:

               * the Executive's Highest Average Monthly Base Earnings which is defined as the average of the highest 12 consecutive full months of base salary earnings paid to the Executive in the 120 consecutive full months prior to termination of employment, including any salary deferred in the Ohio Edison System Executive Deferred Compensation Plan ("Deferred Plan") or the Ohio Edison System Savings Plan ("Savings Plan"), but excluding any incentive payments, or

               * the Executive's Highest Average Monthly Total Compensation which is defined as the average of the highest 36 consecutive full months of base salary earnings paid to the Executive in the 120 consecutive full months prior to termination of employment, including any salary deferred into the Deferred Plan and Savings Plan. Highest Total Compensation shall also include any Annual Incentive Award from the Executive Incentive Compensation Plan either paid to the Executive or deferred into the Deferred Plan after January 1, 1996.

          For the purpose of this Plan, a "Month of Service" shall be a whole month of service based upon the Executive's service anniversary date with the Company.

          For the purposes of this Plan, Eligible Spouse shall mean the spouse to whom the Executive is married at the time payment of a supplemental benefit from the Plan commences and who is so designated, or deemed to have been designated in accordance with the Ohio Edison System Pension Plan ("Pension Plan").

          A supplemental benefit under this Plan will be determined in accordance with and shall be nonforfeitable upon the date the Executive terminates employment under the conditions described in the following sections:

     A.   Retirement Benefits
          -------------------
          1. An Executive retiring from the Company on or after age 55 will be entitled to receive, commencing at retirement, a monthly supplemental retirement benefit under the Plan equal to 65 percent of the Executive's Highest Average Monthly Base Earnings or 55 percent of the Executive's Highest Average Monthly Total Compensation, whichever is greater, multiplied by the number of Months of Service the Executive has with the Company up to a maximum of 60 months divided by 60, less:

               (a) The monthly primary Social Security benefit to which the Executive may be entitled at such retirement (or the projected age 62 benefit if retirement occurs prior to age 62), irrespective of whether the Executive actually receives such benefit at the time of retirement, and

               (b)  The monthly early, normal or deferred
                    retirement income benefit to which the
                    Executive may be entitled at such retirement, under the Pension Plan, the monthly supplemental pension benefit under the Deferred Plan and the monthly benefit, or actuarial equivalent, under the tax qualified or nonqualified defined benefit pension plans of previous employers, all calculated with the following assumptions based on the Executive's marital status at the time of such retirement:

                    1) In the case of a married Executive in the form of a 50 percent joint and survivor annuity.

                    2) In the case of an unmarried Executive, in the form of a single life annuity.


               For an Executive who retires less than age 65, the net dollar amount above shall be further reduced by one-fourth (1/4) of one percent for each month the commencement of benefits under this Plan precedes the month the Executive attains age 65.

          2. After commencement of supplemental retirement benefits to the Executive, such payments shall continue in monthly installments thereafter ending with a payment for the month in which such Executive's death occurs. At death, benefits under
               Section II (C) (2) may be paid to the Executive's surviving Eligible Spouse.

     B.   Disability Benefits
          -------------------
          1. An Executive who becomes disabled while employed by the Company will be entitled to receive, commencing at the time the Executive's employment terminates by reason of disability, a monthly supplemental disability benefit under the Plan equal to 65 percent of the Executive's Highest Base Earnings or 55% of the Executive's Highest Total Compensation, whichever is greater, divided by twelve (12), multiplied by the number of Months of Service the Executive has with the Company up to a maximum of 60 months divided by 60, less:

               (a) The monthly Social Security disability benefit to which the Executive may become entitled due to such disability.

               (b) The monthly disability pension payment under the Pension Plan, the monthly benefit provided by the Long-Term Disability Plan of the Company and the monthly disability or pension benefits, or actuarial equivalent, from plans of previous employers to which the Executive may be entitled at termination of employment.

               "Disabled" means a disability such that an Executive would be entitled to receive a monthly disability payment under the Pension Plan, except for the purposes of this provision an Executive need not have completed ten (10) Years of Eligibility Service, as defined by the Pension Plan, with the Company.

          2. After commencement of supplemental disability benefits to the Executive, such payments shall continue in monthly installments thereafter ending with a payment in the month in which the Executive attains age 65 or retires from the Company, dies, or is no longer disabled, whichever first occurs. Upon retirement, benefits under Section II (A) may be paid. At death, benefits under Section II (C)
               (1) may be paid to the Executive's surviving
               Eligible Spouse.

     C.   Death Benefits
          --------------
          1. If an Executive, including an Executive receiving a supplemental disability benefit under the Plan, dies prior to retiring from the Company, the Executive's surviving Eligible Spouse shall be entitled to receive commencing in the month following the Executive's death, a monthly supplemental surviving spouse benefit under the Plan equal to 50 percent of the monthly supplemental retirement benefit, calculated in accordance with Section II (A), which the Executive would have received had he or she retired in the month of death, except that if the Executive dies prior to attaining age 55, such monthly supplemental retirement benefit will be calculated as if the Executive had attained age 55 and retired on the date of his or her death.

               The surviving spouse benefit payment shall be paid in monthly installments thereafter ending with a payment for the month in which such surviving Eligible Spouse's death occurs, or for a period of 180 payments less the number of supplemental disability payments the Executive had received, whichever first occurs.

          2. After retiring from the Company the Executive dies and has received less than 180 monthly supplemental retirement and/or supplemental disability payments under the Plan, then the Executive's surviving Eligible Spouse shall be entitled to receive a monthly supplemental surviving spouse benefit under
                              - 5 -

               the Plan equal to 50 percent of the supplemental retirement benefit which the deceased Executive was receiving on the day before his or her death.

               This monthly supplemental surviving spouse benefit paymentshall commence in the month following the Executive's death and shall be paid in monthly installments thereafter ending with a payment for the month in which such surviving Eligible Spouse's death occurs, or for a period of 180 payments less the number of supplemental retirement and/or supplemental disability payments the Executive had received, whichever first occurs.

     D.   Involuntary Separation Benefits
          -------------------------------
          1. If an Executive is involuntarily separated prior to age 55 due to the closing of a facility, corporate restructuring, reduction in the work force, or job elimination then the Executive will be entitled to receive, beginning at age 55, a supplemental retirement benefit under the Plan calculated in accordance with Section II (A). If the Executive dies prior to or after commencement of his or her supplemental retirement benefit, then the Executive's surviving Eligible Spouse shall be entitled to commence a monthly supplemental surviving spouse benefit under the Plan calculated in accordance with Section II (C). Such supplemental benefits will be calculated using the number of Months of Service the Executive had with the Company at separation of employment. However, the Executive will not be eligible for a supplemental retirement benefit beginning at age 55 if the separation is due to any other reason including but not limited to: voluntary resignation; discharge for misconduct or poor job performance; failure to return from a leave of absence; or as a result of a merger or acquisition of the Company or any of its assets and the Executive's employment with the acquiring or merging company is continued and the Executive does not suffer unemployment.

III. Unfunded Plan
     -------------
               The Plan shall be unfunded. The Plan is intended to benefit key senior Executives who are considered within a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended. The Chief Executive Officer reserves the right to restrict participation to such Executives.

                              - 6 -
               Neither an Executive nor any other person shall have any right to transfer, pledge, or otherwise encumber, in advance of actual receipt, any amounts payable hereunder. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by an Executive or any other person, nor be transferable by operation of law in the event of an Executive's or any other person's bankruptcy or insolvency.

IV.  Administration
     --------------
               This Plan will be administered by and under the direction of the Committee. Members of the Committee may be participants in this Plan. However, no member of the Committee may participate in a review of his or her own claim under Article V. The Committee shall administer the Plan and will have the power and the duty to take all action and to make all decisions necessary or proper to carry out the Plan. The determination of the Committee as to any question involving the general administration and interpretation of the Plan shall be final, conclusive, and binding except as otherwise provided in Section V. A majority vote of the Committee members shall control any decision. Any discretionary actions to be taken under the Plan by the Committee with respect to the Executives' contributions or benefits shall be uniform in nature and applicable to all persons similarly situated. Without limiting the generality of the foregoing, the Committee shall have the following discretionary authority, powers and duties:

     A. To require any person to furnish such information as it may request for the purpose of the proper administration of the Plan as a condition to receiving any benefit under the Plan;

     B. To make and enforce such rules and regulations and prescribe the use of such forms as it deems necessary for the efficient administration of the Plan;

     C. To interpret the Plan and to resolve ambiguities, inconsistencies and omissions;

     D. To decide all questions concerning the Plan and the eligibility of any Employee to participate in the Plan;
          and

     E. To determine the amount of benefits which will be payable to any person in accordance with the provisions of the Plan.

     F. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel, who may be counsel to the Company.

               The Company shall indemnify and hold harmless members of the Committee and the Compensation Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of intentional misconduct.

V.   Claims Procedure
     ----------------
     A.   Claim.  Any person claiming a benefit, requesting an
          -----
          interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable, but no more than 63 days after the end of the month the request is received. Payment of a claimed benefit shall also constitute a written response.

     B.   Denial of Claim.  If the claim or request is denied, the
          ---------------
          written notice of denial shall state:

          1. The reason for denial, with specific reference to the provision on which the denial is based.

          2. A description of any additional material or information required and an explanation of why it is necessary.

          3. An explanation of the Plan's claim review procedure.

          For the purposes of this Section, the failure by the Committee to deliver within the 63-day period notice of a written denial of claim shall constitute a written response of denial, unless the failure to correspond was the result of clerical or administrative error.

     C.   Review of Claim.  Any person whose claim or request is
          ---------------
          denied or who has not received a response within 63 days after the end of the month in which the request was received may request review by notice given in writing to the Compensation Committee. The claim or request shall be reviewed by the Compensation
          Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

     D.   Final Decision.  The decision on review shall normally be
          --------------
          made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reason and the relevant plan provisions. All decisions on review shall be final and bind all parties concerned.

VI.  Miscellaneous
     -------------
     A.   Obligations to Company.  If an Executive or the
          ----------------------
          Executive's surviving Eligible Spouse becomes entitled to a benefit under the Plan and the Executive has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owing to it or an affiliate against the amount of benefits otherwise distributable. The determination of the amount and duration of the offset shall be made by the Committee.

     B.   Not a Contract of Employment.  The terms and conditions
          ----------------------------
          of the Plan shall not be deemed to constitute a contract of employment between the Company and the Executive, and the Executive (or his or her surviving Eligible Spouse) shall have no rights against the Company except as may be otherwise provided specifically herein. Moreover, nothing in the Plan shall be deemed to give an Executive the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge him or her at any time.

     C.   Protective Provisions.  An Executive shall cooperate with
          ---------------------
          the Company by furnishing any and all information requested by the Company in order to evaluate a claim or to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by the Company.

     D.   Captions.  The captions of the articles, sections and
          --------
          paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

     E.   Governing Law.  The provisions of the Plan shall be
          -------------
          construed, administered, and enforced according to and governed by the laws (other than conflict of law provisions) of the state of Ohio, except to the extent such laws are superseded by ERISA.

     F.   Validity.  In case any provision of the Plan shall be
          --------
          illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had never been included herein.

     G.   Mistaken Information.  If any information upon which an
          --------------------
          Executive's benefit under the Plan is misstated or otherwise mistaken, such benefit shall not be invalidated (unless upon the basis of the correct information the Executive would not be entitled to a benefit), but the amount of the benefit shall be adjusted to the proper amount and any overpayments shall be charged against future payments.

     H.   Taxes and Expenses.  Any taxes imposed on Plan benefits
          ------------------
          shall be the sole responsibility of the Executive or surviving Eligible Spouse. The Company shall deduct from Plan benefits any amounts required by applied law to be withheld. All Plan administration expenses incurred by the Company or Committee shall be borne by the Company.

VII. Effective Date, Termination, and Amendment
     ------------------------------------------
               The effective date of the Plan shall be September 29, 1985. The effective date of participation of an Executive in this Plan shall be determined by the Chief Executive Officer. The Plan may be terminated at any time and amended from time to time by action of the Board or the Compensation Committee or by a writing executed on behalf of the Board or the Compensation Committee by the Company's duly authorized officers, provided that neither termination nor any amendment of the Plan may, without the written approval of a participating Executive or surviving Eligible Spouse, reduce or terminate any accrued benefit.

VIII. Successors
      ----------
               The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation,
                             - 10 -

purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.




               IN WITNESS WHEREOF, and pursuant to resolution of the Board, the Company has caused this instrument to be executed by its duly authorized officers effective as of September 29, 1985, amended and restated on December 19, 1989, and as amended and restated effective January 1, 1996.


                 FOR THE COMPANY

                 By: /s/ W. R. Holland                Date  11/1/95
                     ---------------------------------      -------
                     W. R. Holland
                     President and Chief Executive Officer of Ohio
                      Edison Company
                     Chairman of the Board, Pennsylvania Power
                      Company

            Witness: /s/ J. A. Gill
                     --------------------------------
                     J. A. Gill
                     Vice President, Administration